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                                                                   Exhibit 10.57



                               EXECUTIVE AGREEMENT

         Executive Agreement made as of this 2nd day of November 1998, by and between Hadco Corporation, a Massachusetts corporation with a principal place of business at 12A Manor Parkway, Salem, New Hampshire 03079 (the "Company") and F. GORDON BITTER, an individual residing at 14249 W. HUME ROAD, HUME, VA 22639 (the "Executive").

         WHEREAS, the Company desires to employ the Executive upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Executive desires to be employed upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company agrees to employ the Executive on a full-time basis, subject to the terms and conditions set forth herein, and the Executive agrees to accept such full time employment upon said terms and conditions. The Executive's employment shall be subject to the standard terms and conditions and policies applicable to all employees of the Company, as such terms and policies may exist from time to time.

         2. TERM. The term of employment under this Agreement ("the Term") shall commence on the date hereof and shall continue for an indefinite term, subject to mutual agreement between the Executive and the Company.

         3. DUTIES. The Executive shall serve the Company in such senior executive capacity or capacities, and with such duties, as shall be designated by the Company from time to time, subject to and under the supervision of the Company's Board of Directors.

         4. COMPENSATION. The Company shall pay the Executive a Base Salary at the same rate as currently paid such Executive, provided that such rate may be increased from time to time by the Company in its discretion. The Executive shall be accorded such benefits as are customarily enjoyed by executives of the Company, and shall be entitled to participate in any executive incentive compensation or bonus plan approved by the Board of Directors or the Compensation Committee thereof. The Company may, from time to time, in its discretion, grant stock options or other equity compensation to the Executive.

         5.       NON-COMPETITION; NON-SOLICITATION.

         a. NON-COMPETE. The Executive acknowledges that he/she has gained or will gain extensive and valuable experience and knowledge in the business conducted by the Company and has had or will have extensive contacts with the customers, suppliers, investors, and/or




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consultants of the Company. The Executive recognizes that it is critical to the ongoing success of the Company that it preserve its goodwill and protect its proprietary rights and its other important business interests.

         Accordingly, the Executive agrees that he/she will not, while employed by the Company during the Term hereof and for a period of one year thereafter (or, in the event of the Company's termination of the Executive without cause or if the Executive's employment is terminated by him/her for Good Reason (as defined herein) or by the Company within six months before or within twenty-four
(24) months after a Change of Control (as defined herein), for such longer period during which the Executive is receiving compensation pursuant to the provisions of Section 8 hereof), directly or indirectly, engage in (whether as an officer, employee, consultant, director, proprietor, agent, partner or otherwise) or have an ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business engaged in competition with the Company, any of its affiliates, its parent or subsidiaries in the business of manufacture or sale of printed circuit boards, backpanels, backplanes and/or box build assembly products, or in the development of technology for such businesses; provided, however, that these restrictions shall only apply to the Executive's activities post-termination of employment with persons, firms, corporations or businesses with annual gross revenues in a competing business, as defined herein, (in the aggregate with its affiliated entities) in excess of one hundred million United States dollars. It is agreed that ownership of no more than 4.9% of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision. In recognition of the fact that the Company's business is global, the territory to which the restrictions contained in this Section 5(a) shall apply shall be worldwide.

         The Company may waive the foregoing restrictions or their application in any particular circumstance and may condition any such waiver upon receipt of assurances satisfactory to the Company, from the Executive and/or others, that the Executive's proposed activity will not adversely affect the Company's goodwill, proprietary rights or other important business interests.

         b. NON-SOLICITATION. While actively employed by the Company during the Term hereof and for a period of one year thereafter (or, in the event of the Company's termination of the Executive without cause or if the Executive's employment is terminated by him/her for Good Reason (as defined herein) or by the Company within six (6) months before or within twenty-four
(24) months after a Change of Control (as defined herein), for such longer period during which the Executive is receiving compensation pursuant to the provisions of Section 8 hereof), the Executive agrees that he/she shall not solicit any persons or companies who were customers, suppliers or business patronage of the Company or its affiliates, parent or subsidiaries during the Term or prior thereto, if such solicitation is for the purpose of, or results in, competition with the Company, any of its affiliates, its parent or subsidiaries; nor will he/she solicit for any purpose the employment of any employees of the Company, any of its affiliates, its parent or subsidiaries while actively employed by the Company during the Term hereof and for a period of one year thereafter.





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         c.       CONFIDENTIAL INFORMATION. The Executive acknowledges that
he/she may receive, or contribute to the production of, Confidential Information. For purposes of this Agreement, the Executive agrees that "Confidential Information" shall mean information or material proprietary to the Company, its affiliates, its parent, or any of its direct or indirect subsidiaries, or designated as Confidential Information by such entities and not generally known by personnel not employed by or affiliated with one or more of such entities, which the Executive develops or of or to which the Executive may obtain knowledge or access through or as a result of the relationship with the Company, its affiliates, its parent or any of its direct or indirect subsidiaries (including information conceived, originated, discovered or developed in whole or in part by the Executive). Confidential Information also includes but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing) related to the Company's business, or that of its affiliates, its parent or any of its direct or indirect subsidiaries: discoveries, inventions, ideas, concepts, research, development, processes, procedures, "know-how", formulae, marketing techniques and materials, marketing and development plans, business methods of operation, financial information, employee compensation, and computer programs and systems. Confidential Information also includes any information described above which the Company, its affiliates, its parent, or any of its direct or indirect subsidiaries obtained from another party and which the Company, its affiliates, its parent, or any of its direct and indirect subsidiaries treats as proprietary or confidential, or designates as Confidential Information, whether or not owned by or developed by the Company, its affiliates, its parent, or any of its direct or indirect subsidiaries. The Executive acknowledges that the Confidential Information derives independent economic value, actual or potential, from not being generally known to, and not being readily accessible by proper means by, other persons who can obtain economic value from its disclosure or use. Information publicly known without breach of this Agreement that is generally employed by the trade at or after the time the Executive first learns of such information, or generic information or knowledge which the Executive would have learned in the course of similar employment or work elsewhere in the trade, shall not be deemed part of the Confidential Information. The Executive further agrees:

         (1) To furnish the Company on demand, and at any time during or within one year after termination of employment, a complete list of the names and addresses of all present, former and potential suppliers, customers and other contacts gained while an Executive of the Company in the Executive's possession, whether or not in the possession or within the knowledge of the Company.

         (2) That all notes, memoranda, electronic storage, documentation and records in any way incorporating or reflecting any Confidential Information shall belong exclusively to the Company, and the Executive agrees to turn over all copies of such materials in the Executive's control to the Company upon request and upon termination of the Executive's employment with the Company.

         (3) That while employed by the Company and indefinitely after termination of employment for any reason, the Executive will hold in confidence and not directly or indirectly reveal, report, publish, disclose or transfer any of the Confidential Information to any person or entity, or utilize any of the Confidential Information for any purpose, except in the course of the Executive's work for the Company.



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         (4)      That any idea in whole or in part conceived of or made by the
Executive during the Term of his/her employment with the Company which relates directly or indirectly to the Company's current or planned line of business and is made through the use of any of the Confidential Information or any of the Company's equipment, facilities, trade secrets or time, or which results from any work performed by the Executive for the Company, shall belong exclusively to the Company and shall be deemed a part of the Confidential Information for purposes of this Agreement. The Executive hereby assigns and agrees to assign to the Company all rights in and to such Confidential Information whether for purposes of obtaining patent or copyright protection or otherwise. The Executive shall acknowledge and deliver to the Company, without charge to the Company (but at its expense) such written instruments and do such other acts, including giving testimony in support of the Executive's authorship or inventorship, as the case may be, necessary in the opinion of the Company to obtain patents or copyrights or to otherwise protect or vest in the Company the entire right and title in and to the Confidential Information. If disclosure of any Confidential Information is requested or required by judicial or governmental order, the Executive shall promptly notify the Company of receipt of the judicial or governmental order and shall take reasonable steps to assist the Company in contesting such order and/or in protecting the Company's rights prior to disclosure.

         d. INJUNCTIONS. It is agreed that the restrictions contained in this Section 5 are reasonable, but it is recognized that damages in the event of the breach of any of the restrictions will be difficult or impossible to ascertain; and, therefore, the Executive agrees that, in addition to, and without limiting any other right or remedy the Company may have, the Company shall have the right to an injunction against the Executive issued by a court of competent jurisdiction enjoining any such breach.

         e. PART OF CONSIDERATION. The Executive also agrees, acknowledges, covenants, represents and warrants that he/she is fully and completely aware that, and further understands that, the foregoing restrictive covenants are an essential part of the consideration for the Company entering into this Agreement and that the Company is entering into this Agreement in full reliance on these acknowledgments, covenants, representations and warranties.

         f. TIME AND TERRITORY REDUCTION. If the period of time or territory described above are held to be in any respect an unreasonable restriction, it is agreed that the court so holding may reduce the territory to which the restriction pertains or the period of time in which it operates or may reduce both such territory and such period, to the minimum extent necessary to render such provision enforceable.

         g. SURVIVAL. The obligations described in this Section 5 shall survive any termination of this Agreement, or any termination of the employment relationship created hereunder.

         6. TERMINATION. Notwithstanding any other provision of this Agreement, the Company shall have the right to terminate the Executive's employment, with or without cause, at any time. For purposes of this Agreement, the Company shall have "cause" to terminate the Executive in the event of: (a) the willful and continued failure by the Executive to substantially perform



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his/her duties, after demand for substantial performance is delivered by the
Company to the Executive identifying with specificity the grounds for the Company's belief that the Executive has not substantially performed his/her duties; (b) the permanent physical or mental incapacity of the Executive; (c) the commission by the Executive of any act of fraud or embezzlement relating to the property of the Company and/or the services to be provided by the Executive; or (d) the Executive's unauthorized disclosure or use of proprietary confidential information of the Company or the Executive's engaging in competition with the Company.

         7. CHANGE OF CONTROL. In the event the Executive's employment with the Company is terminated by the Company within six (6) months prior to or within twenty-four (24) months after a Change of Control (as defined herein) or in the event the Executive terminates his/her employment for Good Reason (as defined herein) within twenty-four (24) months after a Change of Control (as defined herein), the Executive shall be treated as if his/her employment were terminated by the Company without cause. Without limiting the generality of the foregoing, in such circumstances, the Executive shall receive from the Company all compensation described in Section 8 hereof, for the period of time and subject to the limitations provided in such Section. Once the Executive becomes entitled to receive benefits under this Section 7, then such benefits shall continue until paid in full, subject to the terms and conditions stated herein, notwithstanding the Executive's subsequent death, in which case payments shall be made to the Executive's estate. A Change of Control, as used herein, shall mean any sale of all or substantially all of the assets of the Company, or any merger, consolidation or tender offer in respect of which the stockholders holding all of the Company's outstanding voting securities immediately prior to the consummation thereof hold less than 50% of all of the Company's outstanding voting securities immediately after such consummation. The Executive shall have Good Reason to terminate his/her employment with the Company within twenty-four
(24) months after a Change of Control if, without his/her prior written consent, he/she suffers (a) any significant diminution in position, duties, responsibilities, authority, title or office as in effect immediately prior to the Change of Control; (b) any reduction in his/her Base Salary as in effect on the date hereof or as the same may be increased prior to the Change of Control;
(c) the failure by the Company to continue in effect, at a coverage or benefit level of at least 90% of that in effect immediately prior to the Change of Control of the Company, any benefit or compensation plan; (d) any requirement by the Company that the Executive perform his/her principal duties for the Company at a location more than 30 miles radius from the location at which the Executive performed such duties immediately prior to the Change in Control; or (e) any requirement by the Company that the Executive engage in business travel to a significantly greater extent than immediately prior to the Change of Control; provided, however, that the Executive shall not be entitled to benefits under this provision unless he/she gives notice to the Company within 180 days of when the Executive first becomes aware of such diminution, reduction, failure, or requirement, as the case may be.

         8. THE COMPANY'S OBLIGATIONS AFTER TERMINATION. In the event of the Company's termination of the Executive's employment without cause, or in the event of the Executive's termination of his/her employment for Good Reason (as defined herein) or by the Company within six months before or within twenty-four
(24) months after a Change of Control (as defined herein), and so long as the Executive has not breached any obligation of the Executive




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under Section 5 hereof, the Company shall continue to pay to the Executive and provide for the benefit of the Executive certain items of compensation, as set forth below, for a period equal to one (1) year plus one (1) month for each full year of consecutive service completed by the Executive prior to the date of termination (including service prior to the date of execution of this Agreement); provided, however, that the Executive shall be entitled to a maximum of twenty-four (24) months of compensation. Once the Executive becomes entitled to receive benefits under this Section 8, then such benefits shall continue until paid in full, subject to the terms and conditions stated herein, notwithstanding the Executive's subsequent death, in which case payments shall be made to the Executive's estate. For purposes of this Agreement, the Executive's starting date of service to the Company is November 2, 1998.

         The compensation to be provided to the Executive pursuant to the terms of this Section are as follows:

         (a) Base salary at the rate in effect as of the date of termination;

         (b) Health insurance, life insurance, disability insurance and reimbursement of the cost of tax or financial planning assistance up to a maximum of $1200 per year; and

         (c)      Outplacement services.

         In addition, the Executive shall be paid (i) a pro-rated incentive amount based on the portion of the then current fiscal year completed at the time of termination compared to the Executive's expected incentive compensation for such year at the target level of such incentive compensation program for the Executive, and (ii) all deferred compensation then maintained in the Executive's account, including without limitation all restricted stock, all in accordance with the options for payment which may then be available for payment of such deferred compensation to eligible employees. The payments described in clauses
(i) and (ii) of this Section 8 shall be paid promptly after termination of employment. The payments to be made by the Company to the Executive pursuant to the provisions of paragraph (a) of this Section 8 shall be made on whatever the then customary payment schedule is for compensation of executive employees of the Company (i.e. monthly, bi-weekly, or the like). However, the payments under paragraphs (a) and (b) shall be not be considered employee compensation or be subject to tax withholding by the Company; rather they shall be made in exchange for the Executive's covenant not to compete, as set forth in Section 5(a) hereof. If, at any time, the payments made under paragraphs (a) and (b) are determined by any state or federal taxing authority to be employee compensation, then the Company agrees to pay its share of FICA and Medicare tax on such payments, plus any interest or penalty that may be due as a result of the taxing authority's determination and that relates to the Company's unpaid tax. In the event the Executive secures a new employment position during the period of the Company's continuing payment of compensation to him/her, the Executive shall promptly notify the Company of the commencement of the new employment position and shall inform the Company of the extent to which benefits to be provided by the Company hereunder are duplicative of benefits then available to the Executive through his/her new employment position. To the extent that the benefits to be provided by the Company hereunder are duplicative, the Company shall be entitled to cease provision of such benefits.






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Nothing contained herein shall, however, be construed as reducing the obligation of the Company to continue to make Base Salary payments or to pay the incentive compensation and deferred compensation amounts due to the Executive as provided herein.

         If the payments provided for in this Agreement, together with any other payments or benefits which the Executive has the right to receive from the Company (or its affiliates, its parent or subsidiaries), would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue
Code), the Executive shall receive either: (x) all compensation and benefits provided for him or her under this Agreement, or (y) the maximum of compensation and benefits that will avoid an excess parachute payment under Section 280G; whichever would provide the greater after-tax benefit to the Executive. In the event that clause (y) provides the greater after-tax benefit, the Executive shall be entitled to select the items to be abated. If the Executive is to receive the clause (y) benefits and through error or otherwise the Executive receives payments, together with other payments the Executive has the right to receive from the Company (or its affiliates, its parents or subsidiaries) in excess of 2.99 times the Executive's base amount, the Executive agrees to immediately repay the excess to the Company upon notification that an overpayment has been made. If the Company has previously issued a W-2 statement to the Executive and the taxing authorities with respect to these payments and/or withheld taxes from the Executive based on these payments, then the Company agrees to promptly issue a corrected W-2 to the Executive and the taxing authorities and/or to refund the excess withheld taxes to the Executive, as the case may be.

         9. FUNDING OF COMPANY'S OBLIGATIONS. In the event of a Change of Control, the Company agrees, prior to consummation of the transaction constituting the Change of Control, to create a so-called Rabbi Trust and to fund said Rabbi Trust with an amount equal to all amounts which may become due to the Executive under this Agreement as a result of the Change of Control. Without limiting the generality of the foregoing, the funding shall include all amounts which may become due to the Executive in the event of his/her subsequent termination of employment within twenty-four (24) months of the Change of Control, including without limitation, all deferred compensation amounts then deferred for the Executive.

         10. GOVERNING LAW AND VENUE. This Agreement shall be construed and enforced in accordance with the substantive law of the Commonwealth of Massachusetts, without giving effect to its conflicts of law principles. The parties agree that any litigation pertaining to this Agreement shall be maintained exclusively in the courts of general jurisdiction located in Massachusetts, and each party agrees to submit to the jurisdiction and venue of any such court. Notwithstanding the foregoing, the Company shall be entitled to file litigation against the Executive in any jurisdiction where the Company deems it necessary or advisable to do so in order to enforce the provisions of
Section 5 hereof.

         11. CONSTRUCTION. The language in all parts of the Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. All terms used in one number or






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gender shall be construed to include any other number or gender as the context may require. The parties agree that each party has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement or any amendment thereof.

         12. NONDELEGABILITY OF THE EXECUTIVE'S RIGHTS AND ASSIGNMENT RIGHTS OF THE COMPANY. The obligations, rights and benefits of the Executive hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer. This Agreement may be assigned by the Company to its parent or any subsidiary or affiliate, and shall be assigned automatically to any entity merging with or acquiring the Company or its parent or business of the Company. Without limiting the generality of the foregoing, the Company agrees to require any purchaser of all or substantially all its assets to agree to perform the Company's obligations under this Agreement. Any successor to the Company, whether by assignment or otherwise, shall be considered the Company for purposes of this Agreement.

         13. SEVERABILITY. If any term or provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and the parties will request the court to (a) modify the invalid or unenforceable provision to the minimum extent necessary to make it valid and enforceable, or
(b) if the court determines that such a modification is not possible, interpret this Agreement as if such invalid or unenforceable provisions were not a part hereof.

         14. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed duly given, upon receipt, if either personally delivered, sent by certified mail, return receipt requested, or sent by a nationally recognized overnight courier service, addressed to the parties as follows:

If to the Company:       Hadco Corporation
                         12A Manor Parkway
                         Salem, NH 03079
                         Attn: General Counsel

With a copy to:          Hamilton & Dahmen, LLP
                         73 Tremont Street
                         Boston, MA 02108

If to the Executive:     F. Gordon Bitter
                         14249 W. Hume Road
                         Hume, VA 22639

or to such other addresses either party may provide to the other in accordance with this Section.




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         15.      ENTIRE AGREEMENT. This Agreement constitutes the entire
agreement between the parties with respect to the subject matter hereof (i.e. the Executive's employment by the Company) and supercedes all prior or contemporaneous employment agreements and understandings or agreements in regard to the Executive's employment except for relocation benefits as described in the Offer Letter dated October 26, 1998. No modification or addition to this Agreement shall be valid unless in writing, specifically referring to this Agreement and signed by both parties hereto. No waiver of any rights under this Agreement shall be valid unless in writing and signed by the party to be charged with such waiver. No waiver of any term or condition contained in this Agreement shall be deemed or construed as a further or continuing waiver of such term or condition, unless the waiver specifically provides otherwise.






         IN WITNESS WHEREOF, the parties have set their hands as the day and year first above written.




                                             HADCO Corporation

/s/ Patricia Randall                         /s/ Andrew E. Lietz
----------------------------                 -----------------------------------
Witness                                      Its
                                             Duly Authorized


                                             Executive


/s/ Patricia Randall                         /s/ F. Gordon Bitter
-----------------------------                -----------------------------------
Witness                                      F. Gordon Bitter









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